EXHIBIT 16.1

BDO Dunwoody LLP Chartered Accountants and Advisors	600 Cathedral Place 9 25 West Georgia Street Vancouver, BC, Canada V6C 3L2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca www.bdo.ca

Direct Line: (604) 443-4706
E-mail: ddejersey@bdo.ca
05-16199

January 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 25, 2006 to be filed by our former client, Turinco, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

BDO DUNWOODY LLP

/s/ BDO DUNWOODY LLP

Per:

Don de Jersey, CA

DdJ/sh